Exhibit 99.1

Texas Industries, Inc. Announces Receipt of Requisite Consents

DALLAS, June 22 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) announces the receipt of the requisite consents to adopt the proposed amendments to the indenture governing the 10 1/4% Senior Notes due 2011 (CUSIP No. 882491AH6 and ISIN US882491AH65) (the “Notes”). This announcement is in connection with the previously announced cash tender offer and consent solicitation (the “Offer”) for the Notes.

Accordingly, the supplemental indenture governing the Notes to effect the proposed amendments has been executed. Adoption of the proposed amendments required the consent of holders of at least a majority of the aggregate principal amount of the outstanding Notes. The proposed amendments, however, will become operative when the Notes are accepted and payment is made pursuant to the terms of the Offer.

Holders still have until 5:00 p.m., New York City time, on June 24, 2005, the consent payment deadline, to validly tender their Notes and receive the total consideration, which includes a $30.00 per $1,000 principal amount consent payment. The Offer remains open and is scheduled to expire at 12:00 midnight, New York City time, on July 14, 2005, the expiration date, unless extended or earlier terminated.

Withdrawal rights with respect to the tendered Notes expired today upon execution of the supplemental indenture. Accordingly, holders may not withdraw Notes previously or hereafter tendered, except as contemplated in the Offer.

TXI intends to use proceeds from contemplated debt financings to repurchase the Notes pursuant to the Offer. The Offer is subject to the satisfaction of certain remaining conditions including the consummation of new debt financings raising proceeds in an aggregate amount sufficient to fund the tender and certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005, copies of which may be obtained from D. F. King & Co., Inc., the information agent for the Offer, at (800) 659-5550 (US toll free) or, for bankers and brokers (212) 269-5550. Banc of America Securities LLC is the exclusive dealer manager and solicitation agent for the Offer.  Additional information concerning Offer may be obtained by contacting Banc of America Securities LLC, High Yield Special Products, at (888) 292-0070 (U.S. toll-free) or (704) 388-9217 (collect).

This announcement is for information purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated June 13, 2005.

Company Information

TXI is a leading supplier of building materials, primarily cement and structural steel. TXI is the largest supplier of cement in Texas and a major cement supplier in California. Structural steel products are distributed throughout North America. On December 15, 2004, TXI’s Board of Directors approved a plan to spin off the steel business by means of a tax-free stock dividend to TXI shareholders. Upon completion of the Offer and the requisite debt financings, TXI intends to distribute the common stock of Chaparral Steel Company to its existing shareholders as part of a previously announced spin- off transaction.

Forward Looking Statements

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the TXI’s business, construction activity in the TXI’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws, other regulations, unexpected equipment failures and other risks described in the TXI’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
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          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or investor@txi.com /
          /Web site:  http://www.txi.com /